Exhibit 99.1

Basin Water Completes Acquisition of Mobile Process Technology, Co.

New technology and personnel are expected to create synergies, extend geographical reach in municipal drinking water and provide a platform for industrial water and wastewater services and related treatment activities

RANCHO CUCAMONGA, CA, 17 September 2007 — Basin Water Inc. (NASDAQ:BWTR) announced today that on September 14, 2007, it completed the acquisition of Mobile Process Technology, Co. (MPT) (Memphis, TN, USA), a provider of technology and services to the water treatment and industrial process markets. Under terms of the agreement, Basin Water has purchased the stock of MPT for approximately $11.8 million, with approximately 40% of the total paid out in Basin Water shares and the remainder in cash. MPT, with 24 employees and headquartered in Memphis, TN, is forecasted to have annual sales of approximately $6 million for 2007.

According to Mike Stark, President and Chief Operating Officer of Basin Water, the MPT acquisition represents both an excellent fit and an excellent value based on the strategic direction of Basin Water and the sale price of MPT. “Basin Water and MPT have had similar approaches to the marketplace in providing topflight technology in a services-based environment. Their capabilities augment ours in the municipal drinking water market from both a technological and geographical standpoint. MPT also gives us instant presence in the industrial services sector, allowing us to be active right now, without years of infrastructure development and cost that we would have otherwise had to undertake,” he said. Stark went on to point out that MPT’s central regeneration capabilities and analytical capabilities will expand Basin’s service offering and reduce operating costs, and that the MPT Flexsorb® service line will allow Basin Water to provide economical treatment services to a very significant small well capacity market. There are a significant number of wells between 20 gallons per minute (gpm) and 350 gpm for which Basin Water has not had a consistently competitive offering to date. Further, MPT’s geographic presence in the Southeast will provide a base for Basin’s patented ion exchange service offerings for treatment of nitrate, radium, uranium and other contaminants.

According to Frank Craft, former President of MPT who will now be Vice President of Applied Technology at Basin Water, the new organization will allow MPT’s technology and process design strengths to flourish on a commercial scale. “The vision and management strengths of the Basin Water team are ideal complements to what is a very strong technology base coming out of MPT. We’re excited at the opportunities that we will have moving forward in the marketplace,” he said.

About Basin Water

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater as well as waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s ability to successfully integrate the operations of MPT and achieve expected synergies, the company’s ability to increase revenues after the expected acquisition, the company’s ability to expand into and compete in new markets, the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to identify and consummate other acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

###

CONTACT:

Basin Water, Inc.

Michael M. Stark

President & COO

909 481-6800

www.basinwater.com

SOURCE: Basin Water, Inc.